Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 8, 2005, is by and between Isolagen Technologies, Inc., a Delaware corporation (“Isolagen” together with its subsidiaries, the “Company”), and Frank DeLape (the “Employee” or “DeLape”).

W I T N E S S E T H:

WHEREAS, the Employee currently does and desires to continue to serve the Company as executive Chairman of the Board of Directors of Isolagen (the “Board”); and

WHEREAS, the Company desires to continue to employ DeLape as Chairman of the Board of Isolagen for an additional term.

NOW THEREFORE in consideration of the mutual benefits to be derived from this Agreement, the Company and the Employee hereby agree as follows:

1.             Term of Employment; Office and Duties.

(a)           Commencing on the date hereof, and for an initial term ending December 31, 2007, the Company shall employ the Employee as a senior executive officer of the Company with the title of Chairman of the Board, with the duties and responsibilities prescribed for such office in the Bylaws of Isolagen and such additional duties and responsibilities consistent with such position as may from time to time be assigned to the Employee by the Board.  The Employee agrees to perform such duties and discharge such responsibilities in accordance with the terms of this Agreement.  This Agreement shall be renewed automatically for an additional 1 year term, unless notice not to renew is provided to the other party at least 30 days prior to its expiration.  The period that the Employee serves as an employee of Isolagen pursuant to this Agreement shall be referred to as the “Employment Term” (including as a result of any extension of the initial term ending December 31, 2007).

(b)           The Employee shall devote substantially all of his working time to the business and affairs of the Company other than during vacations and periods of illness or incapacity; provided, however, that nothing in this Agreement shall preclude the Employee from devoting time required: (i) for serving as a director or officer of any organization or entity not in a competing business with the Company, and any other businesses in which the Company becomes involved; (ii) delivering lectures or fulfilling speaking engagements; or (iii) engaging in charitable and community activities provided that such activities do not interfere with the performance of his duties hereunder.

2.             Compensation and Benefits.  For all services rendered by the Employee in any capacity during the period of Employee’s employment by the Company including without limitation,

services as an executive officer director generally or member of any committee of the Board or any subsidiary or division thereof, the Employee shall be compensated as follows:

(a)           Base Salary.  The Company shall pay the Employee a fixed base salary (“Base Salary”) at a rate of $450,000 per year.  The Board may periodically review the Employee’s Base Salary and may determine to increase the Employee’s salary, in accordance with such policies as the Company may hereafter adopt from time to time, if it deems appropriate, but such Base Salary may not be reduced below $450,000 per year.  Base Salary will be payable in accordance with the customary payroll practices of the Company.

(b)           Bonus.  The Employee will be entitled to receive an annual bonus (the “Annual Bonus”), payable each fiscal year subsequent to the issuance of final audited financial statements for the prior fiscal year, but in no case later than 120 days after the end of the Company’s most recently completed fiscal year.  The final determination on the amount of the Annual Bonus will be made by the Compensation Committee of the Board, based on mutually agreed upon criteria.  The Compensation Committee may also consider other more subjective factors in making its determination.  The targeted amount of the Annual Bonus shall be 40% of the then-current Base Salary.  The actual Annual Bonus for any given period may be higher or lower than 40% on an annual basis as provided above.

(c)           Fringe Benefits.

(i)            The Employee shall be entitled to participate in such employee benefit and other compensatory or non-compensatory plans that senior executives and/or directors are permitted to participate in, including disability, health, dental and life insurance plans, option and bonus plans, and other fringe benefit plans or programs, including a 401(k) retirement plan, of the Company established from time to time by the Board, subject to the rules and regulations applicable thereto.  At the Employee’s option and as permitted by law, the Employee may elect to have the Company pay him a nonaccountable allowance in an amount equal to the amount the Company would expend on the benefits described in this Section to reimburse the Employee for benefits obtained independently;

(ii)           Notwithstanding anything in Section 2(c)(i) to the contrary, contemporaneous with the execution of this Agreement and in addition to any stock options currently held by the Employee, the Employee will be granted a non-qualified stock option (the “Employment Option”) to purchase 400,000 shares of Isolagen’s common stock, par value $.001 per share (the “Common Stock”), with an exercise price equal to the closing transaction price of the Common Stock on the date of this Agreement which shall vest ratably monthly over the term of this Agreement, provided, however, that in the event (A) of a “Change in Control” or (B) the Employee’s employment is terminated by the Company without “Cause” pursuant to Section 4(b) or (III) the Employee for “Good Reason” pursuant to Section 4(c), all unvested options the Employee has with respect to any Common Stock of the Company (whether under this grant or otherwise) shall accelerate and immediately vest and become exercisable in full on the earliest of the date of the Change in Control or the date of the Employee’s termination pursuant to Sections 4(a), (b) and (c), as applicable.  The term of all options granted to the Employee pursuant to this Agreement or otherwise shall be 10 years from the date of grant;

(A)          For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in Rule 405 of the Securities Act of 1933.

(B)           (I) approval by the stockholders of Isolagen of a complete liquidation or dissolution of Isolagen or (II) the first to occur of (a) the sale or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Isolagen, or (b) the approval by the stockholders of Isolagen of any such sale or disposition.

(d)           Withholding and Employment Tax.  Payment of all compensation hereunder shall be subject to customary withholding tax and other employment taxes as may be required with respect to compensation paid by an employer to an employee.

(e)           Disability.  The Company shall, to the extent such benefits can be obtained at a reasonable cost, provide the Employee with disability insurance benefits of at least 60% of his gross Base Salary per month.  In the event of the Employee’s Disability (as hereinafter defined), the Employee and his family shall continue to be covered by all of the Company’s employee welfare benefit plans described under Section 2(c), at the Company’s expense, to the extent such benefits can be obtained at a reasonable cost, for the lesser of the term of such Disability or 18 months, in accordance with the terms of such plans.

(f)            Death.  The Company shall, to the extent such benefits can be obtained at a reasonable cost, provide the Employee with life insurance benefits in the amount of at least $4,000,000.  In the event of the Employee’s death, the Employee’s family shall continue to be covered by all of the Company’s employee welfare benefit plans described under Section 2(c), at the Company’s expense, to the extent such benefits can be obtained at a reasonable cost, for 18 months following the Employee’s death in accordance with the terms of such plans.

(g)            Vacation.  The Employee shall receive four (4) 4 weeks of vacation annually, administered in accordance with the Company’s existing vacation policy.

(h)            Secretary.  The Company shall provide the Employee with a secretary/administrative assistant designated by and acceptable to the Employee and the Company shall pay all costs for such secretary, including salary, benefits and office equipment and materials.

3.             Business Expenses.

The Company shall pay or reimburse the Employee for all reasonable travel, business and entertainment expenses incurred by or necessary for the Employee to perform his duties under this Agreement, including reimbursement for attending out-of-town meetings of the Board, in accordance with such policies and procedures as the Company may from time to time establish for senior officers and subject to the Company’s normal requirements with respect to reporting and documentation of such expenses.  The Company shall also pay or reimburse any and all expenses incurred by the Employee for Employee’s automobile a nonaccountable expense allowance of $2,500 to cover lease payments, the cost of insurance, tires maintenance, and gasoline and oil, as well as all expenses incurred by the Employee for one cellular telephone and PDA including monthly service charges, equipment purchase, maintenance and all other ancillary charges.  Further, the Company agrees to reimburse the Employee, pursuant to a separate reimbursement agreement for reasonable office expenses relating to Employee’s services hereunder.

4.             Termination of Employment.  Notwithstanding any other provision of this Agreement, the Employee’s employment with the Company may be terminated upon written notice to the other party as follows and with such other requirements as are set forth below:

(a)           By the Company, in the event of the Employee’s Disability or for Cause.  The Employee’s employment automatically terminates on his death.  For purposes of this Agreement, “Cause” shall mean any one of the following: (i) the indictment of, or the bringing of formal charges against, Employee by a governmental authority of competent jurisdiction for charges involving criminal fraud or embezzlement, provided, however, that if the Employee is acquitted or dismissed from defending against any such charges, he shall be entitled to payment under this Agreement for the time remaining under the Term of this Agreement from the date of termination for Cause; (ii) the final, non-appealable conviction of Employee of a crime involving an act or acts of dishonesty, fraud or moral turpitude by the Employee, which act or acts constitute a the Employee of a felony; (ii) causing the Company, without the approval of the Board of Directors, to fail to abide by either a valid contract to which the Company is a party or the Company’s Bylaws; (iii) Employee having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company; (iv) the Employee having committed acts or omissions constituting a material breach of his duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company which are not cured in a reasonable time, which time shall be 30 days from receipt of written notice from the Company of such material breach; or (v) Employee having committed any material act of dishonesty or fraud with respect to the Company; or (iv) the Employee having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company including with respect to any material contract to which the Company is a party, or a willful and material breach of this Agreement, that remain uncured after 30 days written notice.  A determination that Cause exists shall be made by a majority of the Board of Directors.  Termination of the Employee’s employment for Cause shall be communicated by delivery to the Employee of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable advance written notice to the Employee and reasonable opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board an event constituting Cause for termination in accordance with Section 4(a) has occurred and specifying the particulars thereof (a “Notice of Termination”).  If the event constituting Cause for termination is of a type specified in Section 4(a)(ii), (iii) or (iv), any Notice of Termination shall state the reasons for material breach and the Employee shall have 30 calendar days from the date of receipt of such notice or such longer reasonable cure period agreed to by the Company and the Employee to effect a cure of the event described therein and, upon cure thereof by the Employee as set forth in the Notice of Termination to the reasonable satisfaction of the Board, such event shall no longer constitute Cause for purposes of this Agreement and the Company shall thereafter have no further right hereunder to terminate the Employee’s employment for Cause as a result of such event.  The Employee must be advised within 30 calendar days of the occurrence of any event constituting Cause in order for the Company to terminate him pursuant to this Section 4(a).  The date of termination for Cause shall be the date specified in the Notice of Termination; provided, however, that no such written notice shall be effective unless the cure period specified above has expired without the Employee having corrected the event or events subject to cure as provided herein.

(b)           By the Company, in the absence of Cause, for any reason and in its sole and absolute discretion, provided that in such event the Company shall, as liquidated damages or severance pay, or both, continue to pay to Employee the Base Salary (at a monthly rate equal to the rate in effect immediately prior to such termination) for the longer of the remaining term through December 31, 2007 or eighteen months from the date of termination (the “Termination Payments”).  In addition, the Company will pay to Employee a minimum bonus, payable as severance within 120 days after the close of the Company’s most recent fiscal year for which an annual bonus hereunder has not yet been determined as of the date of termination, in an amount equal to the greater of (i) $70,000 or (ii) the amount of Annual Bonus determined in accordance with the provisions of Section 2(b)(i) hereof, pro rated for that portion of the fiscal year during which the Employee served as Chairman of the Board.

(c)           The date of termination for Disability shall be the date the Company sends the Employee a written notice to such effect.  For purposes of this Agreement, “Disability” shall mean the inability of the Employee, in the reasonable judgment of a physician appointed by the Board, to perform his duties of employment because of any physical or mental disability or incapacity, where such disability shall exist for an aggregate period of more than 150 days in any 365-day period or for any period of 120 consecutive days.

(iv)          In the event of any termination under this Section 4(a), the Company shall pay by the next payroll period all amounts then due to the Employee under Section 2(a) of this Agreement for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination (including bonuses), and, if such termination was for Cause, the Company shall have no further obligations to the Employee under this Agreement (including no obligation with respect to bonuses), and any and all options granted hereunder shall terminate according to their terms of grant.  In the event of a termination due to the Employee’s Disability or death, the Company shall also comply with its obligations under Sections 2(e) and 2(f).

(b)           By the Company, in the absence of Cause, for any reason and in its sole and absolute discretion, provided that in such event the Company shall, as liquidated damages or severance pay, or both, continue to pay to the Employee the Base Salary (collectively, the “Termination Payment”) (at a monthly rate equal to the rate in effect immediately prior to such termination) for the longer of (i) the number of months (including partial months) remaining in the Employment Term or (ii) 18 months from the date of termination (the longer of such two-periods, the “Termination Period”).  In addition, the Company will pay to the Employee a minimum bonus, payable as severance within 120 days after the close of the Company’s most recent fiscal year for which an annual bonus hereunder has not yet been determined as of the date of termination, in an amount equal to the greater of (i) $70,000 or (ii) the amount of Annual Bonus determined in accordance with the provisions of Section 2(b) hereof, pro rated for that portion of the fiscal year during which the Employee was employed by the Company.  On the date of termination, all unvested options or similar rights of any kind (including restricted stock) granted to the Employee whether under this Agreement or otherwise shall accelerate and immediately vest and become exercisable (or, with respect to restricted stock, owned) in full.  Such options may be exercised for the longer of (A) the Termination Period and (B) the exercise term of each relevant option grant which shall be ten years from the date of the grant.  Finally, during the Termination Period, the Company shall continue the benefits for the Employee and his family provided for under Section 2 at no cost to the Employee, as well as the secretarial services under Section 2(h) and the reimbursement of office, computing and telephonic expenses under Section 3 for the Employee’s office, as if the Employee remained employed by the Company through the end of the Termination Period.

(c)           By the Employee for “Good Reason” (as the Employee shall determine in good faith), which shall be deemed to exist: (i) if the Board fails to elect or reelect the Employee to, or removes the Employee from, any of the offices referred to in Section l(a) or the Employee fails to be reelected to the Board or ceases to hold the “Chairman” title; (ii) if the Employee is assigned any duties materially inconsistent with the duties or responsibilities as contemplated by this Agreement, for a Chairman of the Board, or any other action by the Company that results in a material diminution in such position, authority, compensation benefits duties, or responsibilities; (iii) if the Company shall have continued to fail to comply with any material provision of this Agreement after a 30-day period to cure (if such failure is curable) following written notice by the Employee to the Company of such non-compliance; (iv) upon a Change in Control; or (v) if the Company requires that the Employee be based at any office or location other than his offices at 700 Gemini Street, Houston, Texas or other comparable offices in the greater Houston area or offices mutually agreed to by the Parties.  In the event of any termination under this Section 4(c), the Company shall, as liquidated damages or severance pay, or both, pay the Termination Payment to the Employee in the same amount and manner as under Section 4(b).  In addition, the Company will pay to the Employee a minimum bonus, payable as severance within 120 days after the close of the Company’s most recent fiscal year for which an annual bonus hereunder has not yet been determined as of the date of termination, in an amount equal to the greater of (i) $70,000 or (ii) the amount of Annual Bonus determined in accordance with the provisions of Section 2(b) hereof, pro rated for that portion of the fiscal year during which the Employee was employed by the Company pursuant to this Agreement.  On the date of termination, all unvested options or similar rights of any kind (including restricted stock) granted to the Employee whether under this Agreement or otherwise shall accelerate and immediately vest and become exercisable (or, with respect to restricted stock, owned) in full.  Such options may be exercised for ten years from the date of each grant of options, respectively.  Finally, during the Termination Period, the Company shall continue the benefits for the Employee and his family provided for under Section 2(c)(i), at no cost to the Employee, as well as the reimbursement of office, computing and telephonic expenses under Section 3 for the Employee’s office for a reasonable period of transition not to exceed three months.

(d)           During any period in which the Employee is obligated not to compete with the Company pursuant to Section 5 hereof (unless the Employee was terminated for Cause), the Employee and his family shall continue to be covered by the Company’s employee welfare benefit plans under Section 2(c).  This Section 4(d) shall not limit any greater rights granted under Sections 4(a), (b) or (c).  Such coverage shall be at the Company’s expense to the same extent as if the Employee were still employed by the Company.  In the event of a termination pursuant to Sections 4(b) or 4(c), the Company shall provide to the Employee, at the Company’s expense, outplacement services of a nature customarily provided to a senior executive.  Notwithstanding the foregoing, the obligations of the Company pursuant to this Section 4(d) shall remain in effect no longer than the term of the Termination Period.

(e)           Nothing in this Agreement shall prohibit the Employee from voluntarily terminating his employment at any time and such termination shall not be a breach of this Agreement.  In the event of such voluntary termination (that does not constitute voluntary termination for “Good Reason” pursuant to Section 4(c)), following the date of termination, the Company shall pay the Employee by the next payroll period all amounts then due to the Employee under Section 2(a) of this Agreement for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination (including bonuses) and otherwise provide transition employee welfare benefits as may be required by law.

5.             Non-Competition.  During the period of the Employee’s employment hereunder and during the Termination Period, if any (but only to the extent if during such time the Company has paid the Termination Payment in full and is otherwise timely making any other payments (including bonuses), and providing benefits, in full under Sections 4(b) or 4(c)), the Employee shall not, within any state in which the Company or any subsidiary of the Company is duly qualified to do business, or in any state in which the Company is then providing services, or within a 100 mile radius of any such state, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business engaged in any business engaged in by the Company (unless the Board shall have authorized such activity and the Company shall have consented thereto in writing). Investments in less than 10% of the outstanding securities of any entity subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act shall not be prohibited by this Section 5.  The Employee’s obligations under this Section 5 arising after the termination of the Employee shall be terminated if the Company fails to pay to him timely any Termination Payment or bonus required to be paid, or benefits required to be provided, to him pursuant to this Agreement. The provisions of this Section 5 are subject to the provisions of Section 14 of this Agreement.

6.             Inventions and Confidential Information.  The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information.  The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company.  The unauthorized disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of non-public information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company.  The Employee acknowledges that specific proprietary information and non-public data obtained by him while employed by the Company concerning the business or affairs of the Company are the property of the Company. By reason of his being a senior executive of the Company, the Employee has or will have access to, and has obtained or will obtain, trade secrets and confidential information about the Company’s operations, which operations extend throughout the United States.  Therefore, subject to the provisions of Section 14 hereof, the Employee hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement:

(a)           During the period of the Employee’s employment with the Company and thereafter, the Employee will not use, disclose to others, or publish or otherwise make available to any other party (other than in furtherance of his obligations hereunder) any non-public inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company’s products, methods, engineering designs  and  standards, analytical techniques, technical  information, customer information, employee information, and other confidential information acquired by him in the course of his past or future services for the Company during the Employment Term.  The Employee agrees to hold as the Company’s property all books, papers, letters, formulas, memoranda, notes, plans, records, reports, computer tapes, printouts, software and other documents, and all copies thereof and therefrom, relating to the Company’s business and affairs whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time after termination of his employment, to deliver the same to the Company; provided, however, the Employee shall be permitted to retain one archival copy for himself, including for use in any proceeding involving his employment with the Company; and provided, further, that no information shall be considered confidential information of the Company or otherwise subject to this Section 6 if such information has become publicly known and made generally available, is independently developed by the Employee without use of the Company’s confidential information or is required to be disclosed by law or court order or is otherwise disclosed in a legal proceeding.

(b)           During the period of the Employee’s employment with the Company and for 18 months thereafter, (i) the Employee will not through another entity knowingly induce or otherwise attempt to influence any employee of the Company to leave the Company’s employ and (ii) the Employee will not knowingly hire or cause to be hired or induce a third party to hire, any such employee (unless the Board shall have authorized such employment and the Company shall have consented thereto in writing) or in any way materially interfere to the detriment of the Company with the relationship between the Company and any employee thereof and (iii) the Employee will not induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company or in any way materially interfere to the detriment of the Company with the relationship between any such customer, supplier, licensee or business relation of the Company, Such obligation shall not extend to employees of the Company who respond to general inquiries or advertisements (e.g., classified ads or internet job postings) or other persons who approach the Employee independently about a possible business relationship with the Employee or his business or employer without him having affirmatively caused such approach.

7.             Indemnification.  The Company will indemnify (and advance the costs of defense of) the Employee (and his legal representatives) to the fullest extent permitted by the laws of the state in which Isolagen is incorporated, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and Bylaws of Isolagen, as in effect at such time or on the date of this Agreement, whichever affords greater protection to the Employee, and the Employee shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its employees, officers and directors, against all judgments, damages, claims, liabilities, costs, charges and expenses whatsoever incurred or sustained by him or his legal representative in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been an employee, officer or director of Isolagen or any of its subsidiaries except that Isolagen shall have no obligation to indemnify the Employee for liabilities resulting from conduct of the Employee with respect to which a court of competent jurisdiction has made a final non-appealable determination that the Employee would not, by law, be entitled to indemnity.

8.             Litigation Expenses.  In the event of any litigation or other proceeding between the Company and the Employee with respect to the subject matter of this Agreement and the enforcement of the rights hereunder and such litigation or proceeding results in final judgment or order in favor of the Employee, which judgment or order is substantially inconsistent with the positions asserted by the Company in such litigation or proceeding, the losing party shall reimburse the prevailing party for all of his/its reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, his/its reasonable attorneys’ fees and expenses.

9.             Consolidation; Merger; Sale of Assets; Change of Control.  Nothing in this Agreement shall preclude the Company from combining, consolidating or merging with or into, transferring all or substantially all of its assets to, or entering into a partnership or joint venture with, another corporation or other entity, or effecting any other kind of corporate combination provided that the corporation resulting from or surviving such combination, consolidation or merger, or to which such assets are transferred, or such partnership or joint venture expressly assumes in writing this Agreement and all obligations and undertakings of the Company hereunder.  Upon such a consolidation, merger, transfer of assets or formation of such partnership or joint venture, this Agreement shall inure to the benefit of, be assumed by, and be binding upon such resulting or surviving transferee corporation or such partnership or joint venture, and the term “Company,” as used in this Agreement, shall mean such corporation, partnership or joint venture or other entity, and this Agreement shall continue in full force and effect and shall entitle the Employee and his heirs, beneficiaries and representatives to exactly the same compensation, benefits, perquisites, payments and other rights as would have been their entitlement had such combination, consolidation, merger, transfer of assets or formation of such partnership or joint venture not occurred.  Nothing in this Section shall limit the Employee’s right to terminate this Agreement for “Good Reason.”

10.           Survival of Obligations.  Sections 4, 5, 6, 7, 8, 9, 10, 11, 12 and 14 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement or otherwise).

11.           Employee’s Representations.  The Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Employee do not and shall not conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which the Employee is a party or by which he is bound, (ii) the Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Employee, enforceable in accordance with its terms.  The Employee hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

12.           Company’s Representations.  The Company hereby represents and warrants to the Employee that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Employee, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

13.           Enforcement.  Because the Employee’s services are unique and because the Employee has access to confidential information concerning the Company, the parties hereto agree that money damages may not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement that cannot be compensated with monetary damages, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

14.           Severability.  In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or enforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction; and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.  In furtherance and not in limitation of the foregoing, the Company and the Employee each intend that the covenants contained in Sections 5 and 6 shall be deemed to be a series of separate covenants.  If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.  If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time, scope or area thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, scope or area, be enforced for such lesser period of time, scope or area as shall be deemed reasonable and not excessive by such court.

15.           Entire Agreement; Amendment.  This Agreement contains the entire agreement between the Company and the Employee with respect to the subject matter hereof, and it supersedes any previous employment agreement between the Employee and the Company.  This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought.  No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

16.           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, delivered by express mail or other expedited service or upon receipt if mailed, postage prepaid, via registered mail, return receipt requested, addressed as follows:

(a)	To the Company:	(b)	To the Employee:

	Isolagen, Inc.		Frank DeLape
	102 Pickering Way		700 Gemini
	Exton, Pennsylvania 19341		Suite 100
	Facsimile:		Houston, Texas 77058
Facsimile: 281-488-5353
With a copy to:
	Susan Ciallella, Esq.		With a copy to:
Jonathan B. Newton
Baker & McKenzie
711 Louisiana Street, Suite 3400
Houston, Texas 77002
Facsimile: 713-427-5099

and/or to such other persons and addresses as any party shall have specified in writing to the other.

17.           Assignability.  This Agreement shall not be assignable by either party and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties.  In the event that all or substantially all of the business of the Company is sold or transferred, then this Agreement shall be binding on the transferee of the business of the Company whether or not this Agreement is expressly assigned to the transferee.

18.           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Texas without regard to conflict of laws principles.

19.           Waiver and Further Agreement.  Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.  Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

20.           Headings of No Effect.  The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

21.           No Mitigation; No Offset.  In the event of any termination of employment under Section 4 of this Agreement, the Employee shall be under no obligation to seek other employment and there shall be no offset against amounts due the Employee under this Agreement on account of any remuneration attributable to any subsequent employment or self-employment that he may obtain.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

COMPANY:

ISOLAGEN TECHNOLOGIES, INC.

By:	/s/ Ralph V. De Martino
Name:	RALPH V. DE MARTINO
Title:	Lead Independent Director &
Member, Compensation Committee

EMPLOYEE:

Frank DeLape

Schedule A